SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2007
Merrill Lynch & Co., Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 World Financial Center, New York, New York	10080

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 449-1000
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01
SIGNATURE

Item 8.01 Other Events
We are making the following disclosure in anticipation of the closing of Merrill Lynch’s acquisition of First Republic Bank, which is scheduled for September 21, 2007.
As we stated in our Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2007: “While the outlook for growth in most global businesses in which we operate remains strong, the challenging market conditions in certain credit markets that existed during the first half of 2007 have intensified in the beginning of the third quarter. Characteristics of this environment include increased volatility, wider credit spreads, reduced price transparency, lower levels of liquidity, and rating agency downgrades. These factors have impacted and may continue to impact the sub-prime mortgage market, including certain collateralized debt obligations (CDOs), as well as other structured credit products and components of the leveraged finance origination market. Merrill Lynch continues to be a major participant in these markets with risk exposures through cash positions, loans, derivatives and commitments. Given current market conditions, significant risk remains that could adversely impact these exposures and results of operations. We continue our disciplined risk management efforts to proactively execute market strategies to manage our overall portfolio of positions and exposures with respect to market, credit and liquidity risks.”
Credit market conditions have continued to remain challenging in the third quarter, and the firm, as part of its regular accounting processes, has made requisite fair value valuation adjustments as appropriate to certain of these exposures, which are reflected in our third quarter to date results.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC.
(Registrant)
By:	s/ Richard B. Alsop
Richard B. Alsop
Vice President

Date: September 14, 2007